
              CILCORP INC. AND SUBSIDIARIES    Exhibit B
              FOR THE YEAR ENDED DECEMBER 31, 1996
               (Thousands of Dollars)

             Total Assets                                 1,285,693

             Total Operating Revenues                       628,392

             Net Income                                      27,943